UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2007
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iPass Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	000-50327	93-1214598
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)

(650) 232-4100
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2007, iPass Inc. and Kenneth D. Denman, iPass’s Chief Executive Officer, entered into an amendment to the Employment Agreement between Mr. Denman and iPass (the “Employment Agreement”).  The amendment to the Employment Agreement provides for (A) the expansion of the definition of Good Reason to allow Mr. Denman to resign for Good Reason and become eligible for severance benefits if he is not the Chief Executive Officer of the combined company following a Corporate Transaction (as defined in the amendment to the Employment Agreement); (B) a change in the definition of Cause to mean the occurrence of any of the following (and only the following): (i) conviction of Mr. Denman of any felony involving fraud or act of dishonesty against iPass or its affiliates; (ii) conduct by Mr. Denman which, based upon good faith and reasonable factual investigation and determination of the Board, demonstrates gross unfitness to serve; or (iii) intentional, material violation by Mr. Denman of any contractual, statutory, or fiduciary duty of Mr. Denman to iPass or its affiliates, and (C) severance benefits for a termination without Cause by iPass or resignation for Good Reason by Mr. Denman (each, a "Covered Termination") consisting of:  (i) a lump sum severance payment equal to nine (9) months of his then current base salary; (ii) a lump sum payment of up to nine (9) months of his then current target annual performance bonus (the Compensation Committee shall, in its sole discretion, determine the amount of any such payment); (iii) company-paid COBRA premiums for Mr. Denman and any eligible dependents for a period of eighteen (18) months following such termination (which premiums shall end earlier if Mr. Denman becomes eligible for group health insurance coverage from a subsequent employer); (iv) in the event of a Covered Termination that does not occur within eighteen (18) months after a Corporate Transaction, all outstanding equity awards then held by Mr. Denman shall be subject to nine (9) months of vesting acceleration; and (vi) in the event of a Covered Termination that occurs within eighteen (18) months after a Corporate Transaction, all outstanding equity awards then held by Mr. Denman will be subject to full vesting acceleration.  As a condition of his receipt of such severance benefits, Mr. Denman must first provide the company with a general release of all known and unknown claims in the form provided to him by the company.  In addition to the new severance benefit terms described herein, Mr. Denman's Employment Agreement also was amended to provide that upon the consummation of a Corporate Transaction, any specified performance target or vesting condition determined by reference to performance targets or operations of iPass or an affiliate contained in any restricted stock awards issued to him shall be deemed satisfied provided that Mr. Denman continues to render services for the company or an affiliate following the Corporate Transaction for any required period of time contained in such restricted stock awards, if any.  The original Employment Agreement is filed as Exhibit 10.11 to iPass’ Form S-1 as filed with the Securities and Exchange Commission on January 24, 2003.

The description of the material terms of the amendment to the Employment Agreement is qualified by reference to the amendment to the Employment Agreement which is filed as Exhibit 10.1 hereto, and incorporated by reference herein.

Item 8.01 Other Events.

In iPass’ proxy statement, filed with the Securities and Exchange Commission on May 10, 2007, iPass stated that “To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 9, 2008, to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065.”

iPass is correcting the deadline by which such stockholders proposals may be submitted to January 14, 2008.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

10.1	Amendment to Employment Agreement, dated December 20, 2007, between iPass Inc. and Kenneth D. Denman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

By:	/s/ Bruce K. Posey
	Name:	Bruce K. Posey
	Title:	Senior Vice President, General Counsel and Secretary

Dated:  December 26, 2007

Exhibit Index

Exhibit	Description

10.1	Amendment to Employment Agreement, dated December 20, 2007, between iPass Inc. and Kenneth D. Denman.